Exhibit 99.1

Redwood Mortgage Corp.

Determination of Fair Value per Unit of Limited Partnership Interest for Redwood Mortgage Investors VIII, a California Limited Partnership (RMI VIII) at December 31, 2015

Redwood Mortgage Corp. (RMC) obtained information regarding fair market valuations of net assets and fair value per unit as of December 31, 2015 (the valuation date). The valuation was performed by a qualified, nationally prominent firm in accordance with the objective, scope and approach established by RMC. Income, Discounted Cash Flow, Market and Cost Approach were utilized, as appropriate. The fair value per unit of limited partnership interest was calculated by first determining the fair value of the loans, REO properties, and other net assets (collectively referred to as, the “subject items”). Secondarily, the firm determined the fair value per unit after giving consideration to the partner-capital withdrawal provisions in the partnership agreement.

Fair value of net assets

The fair value of the net assets as of December 31, 2015 was determined to be approximately $180.8 million. The limited partners’ capital at December 31, 2015 was approximately $179.7 million. The concluded fair value of the net assets on a per unit basis, as of the valuation date, was $1.01 (or 1 percent above par).

Fair value per unit of limited partnership interest

The firm calculated the present value of the $1 unit value, considering the withdrawal provisions of the partnership agreement and using a 2.5-year risk free rate over the average duration of 2.5 years, resulting in a calculated partnership unit value as of the valuation date of $0.98.

RMC provided financial and other information to the firm and it accessed other information from various public, financial, and industry sources. The principal sources of information used in performing the valuation included the following:

•	Draft Form 10-K as of December 31, 2015;

•	Form 10-Q September 30, 2015;

•	Form 10-K as of December 31, 2014;

•	Historical capital contributions to RMI VIII including redemptions;

•	Detailed loan and REO trial balance as of December 31, 2015;

•	Limited Partnership Agreement (sixth amended and restated);

•	Discussions regarding the historical and expected future performance of RMI VIII, as well as related information contained in management reports;

•	Capital IQ’s database of publicly-traded and private companies;

•	SNL’s database of publicly traded and private companies;

•	Various industry sources regarding the general economic and mortgage industry outlook;

•	Bloomberg’s online database covering financial markets and news.

The firm performed the following customary procedures.

•	Received a description of the subject items;

•	Reviewed the various methodologies used to estimate the fair value of such items;

•	Identified the data and assumptions used by RMC in its determinations of fair value of REO and obtained the historical and current period data required to calculate the fair value of the commercial mortgages;

•	Calculated an estimate of the fair value of the subject items using the methodology and assumptions •provided by Management.

The following is a description of the various valuation approaches for RMI VIII’s assets.

The Income Approach indicates the fair market value of the assets or liabilities of a business is based on the present value of the cash flows that can be expected to generate in the future. This approach is considered to be the most theoretically correct method of valuation since it explicitly considers the future benefits associated with the assets or liabilities. The Income Approach is typically applied using the Discounted Cash Flow Method.

The Discounted Cash Flow Method is comprised of four steps:

1) Project future cash flows for a certain discrete projection period;

2) Discount these cash flows to present value at a rate of return that considers the relative risk of achieving the cash flows and the time value of money;

3) Estimate the residual value of cash flows subsequent to the discrete projection period; and

4) Combine the present value of the residual cash flows with the discrete projection period cash flows to indicate the fair market value.

The Market Approach uses the price at which similar assets or liabilities are exchanged to estimate the fair market value of the assets or liabilities.

The advantage of the Market Approach is that it recognizes the effect of most of the principal valuation factors identified above. Quoted market prices of similar publicly traded assets or liabilities incorporate the effects on value of earnings and cash generation while also recognizing general economic conditions, the position of the industry in the economy, and the position of the company in its industry.

As quoted market prices are the best indication of fair value, quoted market prices should be used whenever possible. However, the use of quoted market prices is limited to homogenous categories of the assets or liabilities for which frequent trading occurs. The key in applying the market approach is to be certain that there is comparability between the subject assets or liabilities and the quoted market assets or liabilities, and to make adjustments for any differences. If many subjective assumptions needed to be made to account for the differences, then a discounted cash flow approach may be utilized.

The Cost Approach, or book value analysis, should approximate fair value for the assets or liabilities, which reprice frequently, provided there has been no material change in the underlying structure or credit quality since origination. For example, if a frequently repricing loan was originated at prime, and if the loan were originated today it would be originated at prime, then book value should approximate fair value.

Book value may also approximate fair value for assets or liabilities with a relatively short term to maturity, provided there is little or no risk of material changes before maturity and the disparity between the assets’ or liabilities’ current rate and that of the quoted market rate is minimal. Any mark-to-market adjustment for these short-term assets or liabilities would presumably be immaterial.

Valuation of the loan and REO portfolios

Based on the analysis, the fair value of the loan and REO portfolios is approximately $119.3 million, representing a premium of approximately $1.1 million from the book value of the portfolios.

Loan Portfolio - RMI VIII had a loan portfolio with a gross balance of $62.7 million as of the year-end 2015, the valuation date. These commercial mortgage loans were secured by single-family residences (43 percent), apartments and condominiums (5 percent), mixed use and retail (32 percent), and other office, commercial & industrial, warehouse, etc., making up the remaining 20 percent. The balances and key characteristics of each loan strata came from RMI VIII’s loan trial balance and were, classified into pools of like assets and then valued, as appropriate.

The valuation work was completed in accordance with ASC 820 (from the Codification of Accounting Standards published by the FASB), which calls for a priority of valuation methods. In the context of a loan portfolio valuation, Level 1 inputs are direct sale quotes for the specific loans; Level 2 inputs are sales of comparable loans and, Level 3 inputs require the use of management assumptions in determining the fair value of the loans. The critical reasons for the lack of Level 1 or 2 quotes are as follows:

Non-Standardization: mortgage and commercial real estate credit generally is specific to an in- house lending policy, borrower needs and local market conditions. With the exception of certain types of mortgage credit, the terms and conditions usually do not fit a conforming standard that are consistent across loans. As such, mortgage and commercial real estate loans often are not liquid and an inducement to investors requires a significant premium. Interests in some large loans are traded in the secondary market, but generally with very low frequency; the vast majority of loans never trade after origination and syndication.

Market Preferences: In times of market turmoil, fixed-income investors often pursue less risky investments, such as U.S. government bonds and bills, agency securities and investment grade corporate bonds and notes. To induce market investors to invest in certain loans requires a significant “liquidity” discount on the value of a credit to compensate for inability to shift from one asset to another.

The valuation considered adjustments regarding interest rate risk, required equity return, servicing and a liquidity risk. We generally considered systematic liquidity risk, or the liquidity risk associated with financial instruments that are uniquely designed and generally having limited covenants and borrower- specific terms and conditions, as well as unsystematic liquidity risk.

The firm engaged by RMC did not undertake a separate, independent credit file review of the loans. RMC provided guidance on estimated projected loss rates based on expected performance that was based on their historical experience with similar loan types as well as market factors. The firm reviewed the estimated loss rates for reasonableness.

Life-of-loan loss estimate percentages are calculated for each pool separately. The projected loss rates of 1% were then applied to the performing loan balances of each of the individual loan pools to determine the total losses that are expected for each of the respective loan pools. A monthly loss rate was applied to the beginning balance each month for each loan pool that would result in the sum of the monthly losses to be equal to the estimated losses.

Performing loans were valued using the Discounted Cash Flow methodology and were then pooled based on similar characteristics, such as underlying collateral and loan type. There were also two non-accrual loans valued separately. Certain information was then determined for each pool of the loan portfolio, including outstanding principal balance, weighted average maturity, weighted average amortization, and weighted average interest rate. The core data from each loan was developed from RMI VIII’s loan trial balance as of the December 31, 2015. Each pool was valued separately.

In applying the discounted cash flow approach, the fair value of the loan portfolio was based on the present value of the expected cash flows from the portfolio. This process involved the following steps:

•	The monthly principal and interest cash flows were projected based on the contractual terms of the loans, including both maturity and contractual amortization;

•	The monthly principal and interest cash flows were adjusted for prepayments, where appropriate;

•	A discount rate was developed based on the relative risk of the cash flows, taking into account the loan type, the maturity of the loans and a required return on capital; and

•	The monthly principal and interest cash flows were discounted to present value and summed to arrive at the calculated value of the loans.

This analysis was performed for each loan pool in the portfolio.

REO portfolio - The RMI VIII REO portfolio is comprised of 12 properties. The analysis involved a review of each file, which included historic appraisals, brokers’ opinion of value or list price, operating statements, listing agreements, offers or pending sales.

The firm relied on the third party reports and did not further verify either the transactions supporting the market approach or the comparable rental rates, and also relied on the third party appraisals’ descriptive information about the communities. The review included an independent verification of data about the subject properties and also considered additional information provided by RMC and information gleaned through discussions with RMC.

In reviewing the REO files, the previous appraisals provided a historic basis for viewing the properties. The files contained either memos indicating broker opinion of listing prices or full broker opinion of value (“BOV”) reports including comparable market data and analysis. Since BOV’s are not standard appraisals, no USPAP Standard 3 review is required.

The valuation of the portfolio was based upon the most current information provided by the BOV along with additional information provided by RMC. The opinions offered by the brokers of the retail pricings were checked for a major portion of the OREO portfolio by a review of comparable sales in the marketplaces.

The properties that involved condominium developments, required additional present value analysis of the cash flow of the selloff of units over time. The brokers’ opinions of retail prices were used to determine the aggregate of retail value. Third party reports provided additional market information on anticipated sales per month, anticipated refurbishment, sales commission and closing costs. Historic and current financial statements provided the basis for input on the offsetting operating income generated from a portion of the units rented prior to sale.

The estimated real estate values were reduced by the sales costs to conclude to a Net Realizable Fair Value for the REO portfolio attributable to RMI VIII.

RMI VIII fair value of net assets

At December 31, 2015, RMI VIII had approximately $61.4 million in net liquid assets in addition to the value of the loan and REO portfolio. These were considered at market. The fair value of the balance sheet as of December 31, 2015 was approximately $180.8 million. The partners’ capital at December 31, 2015 was approximately $179.7 million.

The concluded fair value of net assets on a per unit basis, as of the valuation date, was $1.01 (or 1 percent above par).

RMI VIII fair value per unit of limited partnership interest

Based on the analysis summarized below, RMC concurred with the firm’s conclusion that the partnership unit value, as of the valuation date is $0.98.

RMI VIII partnership units have certain restrictions, including a provision to only liquidate a maximum of 20% annually. Therefore multiple methods for valuing the $1 per unit redemption price considering these restrictions is outlined below.

The Black-Scholes-Merten option-pricing model was used as a proxy or method to corroborate the unit value. The Black-Scholes-Merton model is a mathematical formula used to calculate a theoretical call value using key determinants of an option’s price: stock price, strike price, volatility, time to expiration, and short-term (risk-free) interest rate. The volatility is derived from the trading volatilities of companies comparable to RMI VIII for a term commensurate with the expected term of maturity. Using these inputs, the Black-Scholes-Merton model produces an option value of $0.99.

As all partner capital has been invested greater than 5 years, the limited partners may redeem their units at 100% of the redemption price. However, as no more than 20% of the total limited partners’ capital accounts outstanding at the beginning of any year, may be liquidated during any calendar year, the firm calculated the present value of the $1 unit value, using a 2.5 year risk free rate over the average duration of 2.5 years, resulting in a calculated partnership unit value as of the valuation date of $0.98.